CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Destination Funds and to the use of our report dated October 28, 2009 on Destination Select Equity Fund’s (a series of shares of The Destination Funds) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
December 29, 2009